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                      TRUSTEE INDEMNIFICATION AGREEMENT



      This Agreement is made as of the ____ day of ________, 1996 by and between Advanced Radio Telecom Corp., a Delaware corporation (the "Corporation"), and
, (the "Indemnitee").

      The Indemnitee has in the past, is currently, and may in the future serve as a director of the Corporation and has served, is serving or may serve at the request of the Corporation as a trustee under a certain Voting Trust Agreement and Irrevocable Proxy, dated , 1996 (the "Trust Agreement") between Landover Holdings Corporation and the trustees named therein.

      The Certificate of Incorporation of the Corporation provides for the indemnification of the officers and directors of the Corporation to the fullest extent authorized by law, including Section 145(f) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended or supplemented (the "Delaware Corporation Law"). Section 145(f) of the Delaware Corporation Law specifically provides that the indemnification provisions contained therein are not exclusive, and thereby contemplates that contracts may be entered into between the Corporation and the members of its Board of Directors with respect to indemnification of such directors.

      The Indemnitee has indicated his concern that the indemnities available under the Corporation's Certificate of Incorporation may not be adequate to protect him against the risks associated with his service to under the Trust Agreement, and the Indemnitee may not be willing to serve or to continue to serve as a trustee thereunder unless the Corporation is otherwise able to indemnify the Indemnitee.

      In order to induce the Indemnitee to agree to continue to serve as a trustee under the Trust Agreement and in consideration of the Indemnitee's continued service after the date hereof, the parties hereby agree as follows:

      1. If the Indemnitee was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (the "proceeding"), by reason of the fact that he or a person for whom he is the legal representative is or was a trustee under the Trust Agreement, whether the basis of such proceeding is an alleged action in an official capacity as a director or as such trustee, the Corporation shall indemnify and hold harmless the Indemnitee to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all costs, expenses, liabilities, judgments and losses (including attorneys' fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended) and amounts paid or to be paid in settlement of any proceeding, reasonably incurred or suffered by

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the Indemnitee in connection therewith.

      2. The Corporation shall (within 15 days of written request therefor by the Indemnitee) pay to the Indemnitee all costs and expenses (including, but not limited to, attorneys', accountants', investment or other advisor and expert witness fees) incurred by the Indemnitee or reasonably anticipated to be incurred by the Indemnitee in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that the payment of such expenses in advance of the final disposition of such proceeding shall be made only if the request therefor by the Indemnitee is accompanied by a written undertaking, signed by him, in favor of the Corporation to repay all amounts so advanced if it should be ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to be indemnified under Section 145 of the Delaware General Corporation Law.

      3. If the Corporation does not respond to a written claim for any payment (including advancement of expenses) under this Agreement within fifteen days of having received such a claim, it shall be deemed to have waived any right to refuse to pay such claim under this Agreement. In addition, if a claim under this Agreement is not paid by the Corporation, or on its behalf, within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation and the Corporation shall have the burden of proving that the Indemnitee is not entitled to payment under this Agreement. If successful in whole or in part, the claimant shall be entitled to be paid also all expenses (including attorneys' fees and expenses) of prosecuting such claim together with interest at the rate of 12% per annum from the date the expenses were paid by the Indemnitee.

      4. In the event of payment to the Indemnitee under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee (and his executors, administrators, and heirs), who shall execute all documents and take all actions reasonably requested by the Corporation to implement such right of subrogation.

      5. The Corporation shall not be liable under this Agreement to make any payment in satisfaction of adjudged liabilities assessed against the Indemnitee:

            (a) for which payment is actually made to the Indemnitee under a valid and collectible insurance policy maintained by the Corporation, except in respect of any excess beyond the amount of payment under such insurance;

            (b) based upon liability for a claim arising from a final adjudication by a court of competent jurisdiction that the Indemnitee is liable to the Corporation; provided that if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit giving rise


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      to such adjudication of liability was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper, the Corporation shall indemnify the Indemnitee for such expenses;

            (c) based upon or attributable to the Indemnitee or any member of his immediate family having been finally adjudged to have gained in fact any personal profit or advantage to which he was not legally entitled;

            (d) for an accounting for profits made from the purchase or sale by the Indemnitee of securities of the Corporation within the meaning of
      Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;

            (e) on account of the Indemnitee's conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or

            (f) for which indemnification under this Agreement is determined by a final adjudication of a court of competent jurisdiction to be unlawful and violative of public policy.

      6. Within a reasonable time after receipt by the Indemnitee of notice of the commencement of any proceeding, the Indemnitee will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof; but the omission so to notify the Corporation will not relieve the Corporation from any liability which it may have to the Indemnitee otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which the Indemnitee notifies the corporation of the commencement thereof;

            (a) the Corporation will be entitled to participate therein at its own expense;

            (b) Except as otherwise provided below, to the extent that it may wish, the Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume the defense thereof, the Corporation will not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ his counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption for the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) the Indemnitee shall have concluded, in his sole discretion, that there may be a conflict of interest between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the corporation. The Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Corporation or as to which the Indemnitee shall have made the conclusion provided for in
      (ii) above; and

            (c) the Corporation shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall not settle any action or claim without the Indemnitee's written consent. Neither the Corporation nor the Indemnitee shall unreasonably withhold its or his consent to any proposed settlement.

      7. All agreements and obligations of the Corporation contained herein shall continue during the period the Indemnitee is serving in any of the capacities referred to in Section 1 hereof and shall continue thereafter so long as the Indemnitee or his executors, administrators, or heirs could be subject to any possible claim or threatened, pending or completed proceeding by reason of the fact that the Indemnitee was serving in any of such capacities.

      8.    (a)   Any notice or other communication under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties as follows:


            IF TO THE CORPORATION:

            Advanced Radio Telecom Corp.
            500 108th Avenue NE
            Suite 2600
            Bellevue, Washington  98004

            WITH A COPY TO:

            Hahn & Hessen LLP
            350 Fifth Avenue
            New York, New York  10118
            Attn:  James Kardon



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



            IF TO THE INDEMNITEE:

            __________________________
            c/o   Advanced Radio Telecom Corp.
            500 108th Avenue NE
            Suite 2600
            Bellevue, Washington  98004


or to such other address or person as any party hereto may specify by notice to the other.

            (b) The waiver by any party and the breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

            (c) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, legal representatives, executors, administrators and heirs.

            (d) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict of law provisions.

            (e) Each of the parties hereto submits to the jurisdiction of a United States District Court of the Southern District of New York or, if such Court lacks subject matter jurisdiction, to the jurisdiction of the Chancery Court of the State of Delaware with respect to any disputes, directly or indirectly, to any matter of interpretation of this Agreement or the respective rights or obligations of each of the parties hereto (whether or not any such party is otherwise subject to the jurisdiction or venue of either such Court). Each of the parties specifically waives any objection which it may otherwise have to the jurisdiction or venue of any such Courts and acknowledges that service of process may be made by mailing a copy thereof in accordance with the provisions of subsection (a) above.

            (f) Each of the provisions of this Agreement is a separate and distinct agreement and independent of all others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or enforceability shall not affect the validity or enforceability of any other provisions hereof. This Agreement is being entered into pursuant to
Section 145(f) of the Delaware the Corporation Law and as such is intended to be supplemental to any other rights to indemnification available to the Indemnitee and is not intended to be restricted by the provisions of clauses (a) and (b) of such Section 145. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee's right to indemnification under any provision of the Certificate of Incorporation or By-laws of the Corporation.



                                     -5-
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            (g)   No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing and signed by both parties hereto.

      9. The Indemnitee agrees that he will reimburse the Corporation for all reasonable expenses paid by the Corporation in defending any civil or criminal action, suit or proceeding against him in the event and only to the extent that it shall ultimately be determined by a court of competent jurisdiction or in arbitration between the Corporation and the Indemnitee in accordance with rules of the American Arbitration Association that he was not entitled to be indemnified by the Corporation for such expenses under the provisions of the Delaware the Corporation Law, this Agreement or otherwise at the time the expenses were advanced.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

                                    ADVANCED RADIO TELECOM CORP.


                                    By:
                                        -----------------------------
                                    Title:


                                        -----------------------------


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